EXHIBIT 99.1 NEWS RELEASE DATED JANUARY 5, 2007

News Release: January 5, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Seattle Bank Announces Appointments to Board of Directors

Daniel R. Fauske and Jack T. Riggs Reappointed to FHLBank's Board

Seattle -- The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the appointment of Daniel R. Fauske and Jack T. Riggs, M.D. to the Seattle Bank's Board of Directors, effective January 1, 2007.

Mr. Fauske is chief executive officer and executive director of Alaska Housing Finance Corporation (AHFC). Since he assumed that position in 1995, the organization has issued more than $6.0 billion in housing bonds and paid an annual dividend of approximately $100 million to the State of Alaska. Mr. Fauske also serves on the National Housing Development Corporation Board of Directors and the UAA School of Nursing Advisory Board. In addition, he has chaired the Alaska Interagency Council on Homelessness and served on the Fiscal Policy Council of Alaska and Fannie Mae's National Housing Impact Advisory Council. Prior to his career at AHFC, Mr. Fauske served as chief financial officer and chief administrative officer for Alaska's North Slope Borough.

A board-certified emergency medicine physician (retired) and former owner of an urgent-care medical practice serving northern Idaho, Dr. Riggs is the founder and a partner in North Idaho Medical Care Centers PLLC and chief executive officer of Pita Pit USA, Inc. In addition to his professional and entrepreneurial experience, Dr. Riggs served as an Idaho State Senator from 1996 to 2000 and as the state's Lieutenant Governor from 2001 to 2003. Dr. Riggs has also served on the Idaho State Board of Health and Welfare.

Mr. Fauske and Dr. Riggs have served as appointed directors on the Seattle Bank's board for the past three years. Both were recently reappointed by the Federal Housing Finance Board to fill previously vacant directorship positions that will expire on December 31, 2007.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's audited 2005 financial statements and related footnotes and Management's Discussion and Analysis for the year ended December 31, 2005, available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.